As filed with the Securities and Exchange Commission on _______________.

                                                 REGISTRATION NO. ______________

                          U.S. SECURITIES AND EXCHANGE
                        COMMISSION WASHINGTON D.C. 20549
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             THE FLOORING ZONE, INC.
                 ---------------------------------------------
                 (Name of Small Business Issuer in its Charter)

            Nevada                        5211                     20-0019425
-----------------------------  --------------------------    -------------------
(State or Other Jurisdiction       (Primary Standard           (I.R.S. Employer
    of Incorporation or        Industrial Classification     Identification No.)
       Organization)                 Code Number)


                   3219 Glynn Avenue, Brunswick, Georgia 31520
                                 (912) 264-0505
   --------------------------------------------------------------------------
   (Address and Telephone Number of Registrant's Principal Place of Business)

                            Gateway Enterprises, Inc.
           3230 East Flamingo Road, Suite 156 Las Vegas, Nevada 89121
                                  800 992-4333
           -----------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                             Ronald L. Poulton, Esq.
                                Poulton & Yordan
         136 East South Temple, Suite 1700-A, Salt Lake City, Utah 84111
                                 (801) 355-1341

Approximate Date of Proposed Sale to the Public: As soon as practicable from time to time after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

If delivery of the prospectus is expected pursuant to Rule 434, please check the following box. [ ]

                                           CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
Title of each                Number of             Proposed Maximum          Proposed Maximum          Amount of
Class of Securities          Securities            Offering Price            Aggregate Offering        Registration
to be Registered             to be Registered      Per Share                 Price (1)                 Fee(1)
-------------------------------------------------------------------------------------------------------------------
Common Stock                   10,000,000          $2.00                     $20,000,000               $2,534
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                             THE FLOORING ZONE, INC.
                   Maximum Offering: 10,000,000 Common Shares
                         Offering Price: $2.00 per share

================================================================================

The Flooring Zone, Inc.                     This is our initial public offering.
3219 Glynn Avenue                         No public market exists currently
Brunswick, Georgia 31520                  for our common shares, although we
                                          intend to apply for trading on the
                                          OTC Bulletin Board, or the NASD
The Offering                              Small Cap market if this offering is
                                          successful. We have not arranged to
                                          have a broker/dealer make
                                          application with the NASD to act as
                              Total       a market maker for our common stock
                 Per Share   Maximum      after the offering.
                 ---------   -------
Public Price .... $2.00    $20,000,000      The offering price may not reflect
Underwriting                              the market price of our shares after
Discounts .......  -0-        -0-         the offering. There is no minimum
Maximum                                   offering amount and no escrow of
Proceeds to us .. $2.00    $20,000,000*   funds is required by us.

================================================================================

*Proceeds to The Flooring Zone, Inc. are shown before deducting estimated offering costs of $200,000 including legal and accounting fees and printing costs payable by The Flooring Zone, Inc. This offering is self underwritten and will be managed by us. The shares will be offered and sold by our officers and directors without discounts or other commissions. We may also retain licensed broker/ dealers to assist us in the offer and sell of shares in this offering, if we deem such to be in our best interest. At this time we do not have any commitments, agreements or understandings with any broker/dealers. The maximum underwriting discounts and commissions we are willing to pay to engage broker/dealers is 10% of the proceeds realized from the sale of shares sold by such broker/dealers. In the event we retain any broker/dealers to assist in the offer and sell of units, such broker/dealers must receive approval from the NASD as to the reasonableness of the compensation paid by us to the broker/dealer.

      Investing in these Shares involves a high degree of risk. The Shares offered should not be purchased by any investor who cannot afford to sustain the total loss of their investment. See "RISK FACTORS" on pages 4 through 6 for a discussion of certain material risk factors that should be considered in connection with an investment in the common shares offered hereby.

      These securities have not been approved by the Securities and Exchange Commission or any state securities agency nor has the Commission or any agency passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      This offering will commence with the date of this prospectus and will end 270 days from that date, unless terminated earlier by us. There will be no extensions of time in which to continue this offering.

                   The date of this Prospectus is ____, 2004.

                                TABLE OF CONTENTS

                                                                           Page

Summary.....................................................................  3
Risk Factors................................................................  4
Use of Proceeds.............................................................  6
Determination of Offering Price.............................................  9
Dilution....................................................................  9
Selling Security Holders.................................................... 10
Plan of Distribution........................................................ 10
Legal Proceedings........................................................... 11
Directors, Executive Officers, Promoters and Control Persons................ 11
Security Ownership of Certain Beneficial Owners and Management.............. 12
Description of Securities................................................... 13
Interest of Named Experts and Counsel....................................... 15
Disclosure of Commission Position of Indemnification for Securities
  Act Liabilities........................................................... 15
Organization Within Last Five Years......................................... 16
Description of Business..................................................... 16
Management's Discussion and Analysis of Results of Operations and
  Financial Condition....................................................... 21
Description of Property..................................................... 27
Certain Relationships and Related Transactions.............................. 27
Market for Common Equity and Related Stockholders Matters................... 28
Executive Compensation...................................................... 28
Financial Statements........................................................ 29
Changes in and Disagreements with Accountant Disclosure..................... 48

                               PROSPECTUS SUMMARY

                                   The Company

      The Flooring Zone, Inc. is a Nevada corporation organized on May 5, 2003, to operate full service retail floorcovering stores. We have a wholly-owned subsidairy, The Flooring Zone of Georgia, Inc. The Georgia corporation was formed in 2000, by the founders of The Flooring Zone, Inc., and was established to develop our business concept in the retail floorcovering industry. Through our subsidiary we operate a total of three retail stores. We have stores in Brunswick and St. Mary's, Georgia and one in Yulee, Florida. We also maintain administrative offices and warehouse facilities in Brunswick, Georgia. We are conducting this offering to raise capital to expand our operations and store locations in the southeastern United States.

                                  The Offering

Securities Offered:          10,000,000 Shares of $.001 par value
                             Company common stock.

Offering Price:              $2.00 per share.

Summary of Selected          For the six months ended June 30, 2004,
Financial Data:              our financial data is as follows:

                             Balance Sheet Data (Unaudited)
                             ------------------------------
                             Total Assets                           $ 964,930
                             Total Current Liabilities              $ 900,658
                             Stockholders' Deficit                  $ 276,986
                             Net Tangible Book Value                $ 964,930
                             Net Tangible Book Value Per Share      $    0.03

                             Operations Data (Unaudited)
                             ---------------------------
                             Gross Profits                          $ 788,956
                             Expenses                               $ 729,767
                             Net Income (Loss)                      $  59,189
                             Income(Loss) per Share                 $   (0.00)

Termination Date:            This offering will commence with the date of
                             this prospectus and will end 270 days from that date, unless terminated earlier by us. There will be no extensions of time in which to continue this offering.

                                  RISK FACTORS

      An investment in the Shares offered hereby involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information set forth elsewhere in this prospectus, including the Financial Statements and Notes, prior to making an investment in The Flooring Zone, Inc.

      If we are unable to expand into new markets, our ability to grow our business and to operate profitably could be materially adversely effected and you could lose some or all of the funds you invest in this offering. We intend to pursue an aggressive growth strategy for the foreseeable future. Our future operating results will depend largely upon our ability to open and operate new stores successfully. To support our growth, we employ a centralized management information system to integrate our store operations and financial data. There can also be no assurance that we will be able to expand our market presence in our existing markets or successfully enter new or contiguous markets by opening new stores or that any such expansion will not adversely affect our profitability and results of operations. If we are unable to manage this growth effectively, our business, results of operations and financial condition could be materially adversely affected.

      If we are unable to manage this growth effectively, the Company's business, results of operations and financial condition could be materially adversely affected. Our ability to successfully open new stores is dependent on a number of factors including:

      o the ability to hire, train and assimilate management and store-level employees o the adequacy of the Company's financial resources

      o the ability to identify new and contiguous markets, to locate and construct suitable store sites, to negotiate acceptable lease terms and to successfully compete in new and contiguous markets

      o ability to minimize delay, increased expenses or loss of potential sites due to the complexities associated with the regulatory and permitting processes in the markets in which we attempt to locate our stores

There can be no assurance that the Company will be able to achieve the planned expansion, that the new stores will be accepted in the marketplace or that they will achieve planned operating results or results comparable with the existing Flooring Zone stores.

      The floorcovering market is highly competitive. If we are unable to successfully compete in the industry, you could lose your entire investment. Competition in the retail floorcovering market is intense due to the significant number or retailers. The majority of flooring retailers are independently owned and operated stores. In addition, large retailers also provide significant competition, including The Home Depot, Inc., Lowe's and Sears, Roebuck & Co. Another significant competitor in the market is Shaw Industries, Inc., the world's largest carpet manufacturer. In 1995 Shaw Industries announced its decision to move into the retail floorcovering sector and has since acquired Carpetland USA, Inc and New York Carpet World, Inc. The principal methods of competition within the retail floorcovering industry include store location, product selection, merchandising strategy, customer service and price.

      The floorcovering business is cyclical and our quarterly results of operations may fluctuate significantly based on various factors such as seasonality and economic downturns. If we encounter an unexpected or extended cyclical downturn, we may not have sufficient financial resources to continue operations, which could result in you losing all or part of your investment in our Company. Our quarterly operating results have fluctuated in the past and are expected to fluctuate in the future as a result of a variety of factors. We expect our business to continue to exhibit some measure of seasonality, which we believe is typical of the floorcovering industry. Individual stores generally experience lower net sales, operating income and cash flow from operations and lower sales of manufactured carpets in the first and fourth fiscal quarters when compared to the second and third quarters, due primarily to the effect of winter weather on home improvement projects. Other factors which may affect operating results include the timing of store openings and related pre-openings expenses, weather conditions, price increases by suppliers, actions by competitors, conditions in the carpet manufacturing, home building and improvement markets and the floorcovering industry in general. In addition, the floorcovering industry historically has been adversely impacted by economic downturns. The industry is also significantly influenced by economic conditions generally and particularly by consumer behavior, consumer confidence, the level of personal discretionary spending, the condition of the residential and commercial construction industries, interest rates, credit availability and the overall strength of the economy . A prolonged economic downturn could have a material adverse effect on financial results and our ability to continue operations.

      You may lose the full amount of your investment if we were to lose the services of our President or other key senior management members. Our is largely dependent on the skills, experience and efforts of its senior management and especially its President and Chief Executive Officer, Jimmy S. Lee. The loss of the services of Mr. Lee or other members of our senior management could have a material adverse effect on our business and prospects. We believe that our future success will also depend in part upon our ability to attract, retain and motivate qualified personnel.

      We are dependent upon several suppliers of floorcovering products. Any significant disruption or change in our relationships with these supplier could materially adversely effect our results of operations and the value of your investments in our Company. We rely on several large independent floorcovering manufacturers for the production of the floorcoverings we sell. In addition, our retail inventory management is highly dependent on the delivery capabilities of these manufacturers. Any significant changes in our relationships with manufacturers, or in the manner in which these manufacturers produce or distribute their products, could have a material adverse effect on our operations. Although these manufacturers have been reliable, high-quality producers, there can be no assurance that in the future these manufacturers will be willing or able to meet our requirements on a timely basis or that their pricing and rebate policies will remain competitive. While we believe there are a number of alternative manufacturers capable of supplying and distributing the floorcovering products we sell, any delays in obtaining alternative suppliers could have a material adverse effect on our operations.

      We have a limited operating history. We have developed our company's business model based upon our experience in opening and operating three retail floorcovering stores located in southeast Georgia and Northeast Florida. Based upon the success of this offering, we intend to pursue a growth strategy by opening and operating new retail floorcovering stores in areas with greater populations such as Jacksonville, Florida and Atlanta, Georgia and other metropolitan area in the southern states. There can also be no assurance that we will be able to enter new or contiguous markets successfully.

      If we are unsuccessful in gaining market share in the markets into which we expand, we will be unable to generate revenue from those stores and you may lose your entire investment. Our proposed business is based on our belief that we can successfully enter and compete in new markets. We believe market acceptance will be dependent on a number of factors including:

            o     advertising and promotion;
            o     acceptance from consumers;
            o     availability of competing products and services;
            o     pricing factors;
            o     other intangible factors.

      The abovementioned factors change rapidly and cannot be predicted with certainty. If we are unable to properly analyze market need and acceptance, we may not gain the market share in these new markets that we need to generate sufficient revenue to operate profitably. If our new stores cannot operate profitably, that could materially adversely effect the results of operations of the Company, which could result in you losing your entire investment.

      There is no market for our securities which will cause your investment to be extremely illiquid and virtually impossible to sell. Currently, our stock is not listed on any established trading system. Therefore, the market for our common stock is limited and we cannot assure you that a market will ever be developed or maintained. The fact that most of our stock is held by a small number of investors, further reduces the liquidity of our stock and the likelihood that any active trading market will develop.

      The market for our common stock is likely to be volatile and many factors may affect the market. These include, for example:

            o our success, or lack of success, in marketing our products and services;
            o     competition;
            o     governmental regulations; and
            o     fluctuations in operating results.

      The stock markets generally have experienced, and will likely continue to experience, extreme price and volume fluctuations which have affected the market price of the shares of many small capital companies. These fluctuations have often been unrelated to the operating results of such companies. Such broad market fluctuations, as well as general economic and political conditions, may decrease the market price of our common stock in any market that may develop.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "expects," "anticipates," "estimates," "intends" and similar expressions are intended to identify forward looking statements. These statements include, but are not limited to, statements under the captions "Risk Factors," "Use of Proceeds," "Plan of Operations," "Description of Business" and elsewhere in this prospectus.

      These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

                                 USE OF PROCEEDS

      The following table sets forth our estimate of the allocation of net proceeds from this offering based on varying levels of funding that we deem to be key milestones to our operations. Actual expenditures may vary from these estimates. If we raise at least $1,375,000 we will seek to satisfy our outstanding debt obligations. If we raise at least $4,750,000, we intend to open four new showroom stores and one warehouse/hub facility in Florida. If we raise at least $10,250,000, we intend to open ten new showroom stores and two warehouse/hub facilities in Florida. If we raise at least 15,750,000, we intend to open ten new showroom stores, two warehouse/hub facilities in Florida and eight new showroom stores and one to two warehouse/hub facilities in Georgia. In the event we raise the full $20,000,000, in addition to the showroom stores and warehouse/hub facilities we plan to open if we raise at least $15,750,000, we may open additional stores in Florida and/or Georgia, and stores in North Carolina and/or South Carolina. Pending such uses, we will invest the net proceeds in investment- grade, short-term, interest bearing securities. The following order of the use of proceeds reflects the order of priority of each purpose.

                            $1,375,000    %      $4,750,000   %      $10,250,000   %       $15,750,000    %      $20,000,000    %
                            ----------    -      ----------   -      -----------   -       -----------    -      -----------    -
Commissions/
Finders' fees(1)               137,500   10         475,000   10       1,025,000   10        1,575,000   10        2,000,000   10

Offering expenses              225,000   16         225,000   4          225,000   2           225,000    2          225,000    1

Reduce debt (2)              1,000,000   73       1,000,000   21       1,000,000   10        1,000,000    6        1,000,000    5

Working capital(3)              12,500    1         990,000   21       2,000,000   20        3,200,000   20        4,193,750   21
                            ----------
Leasehold
improvements,
deposits                                            450,000   9        1,200,000   12        1,950,000   13        2,516,250   13

Furniture, fixtures,
displays, samples                                   510,000   11       1,360,000   13        2,210,000   14        2,851,750   14

                                        7

Inventory                                           600,000   13       1,840,000   18        2,990,000   19        3,858,250   19

Computer
hardware/software                                   120,000   3          320,000   3           520,000    3          671,000    3

Machinery,
equipment                                            90,000   2          240,000   2           390,000    3          503,250    3

Store Signs                                         145,000   3          520,000   5           845,000    5        1,090,375    5

Advertising prior
to opening new
stores                                              145,000   3          520,000   5           845,000    5        1,090,375    6
                                                 ----------          -----------           -----------           -----------
Total                       $1,375,000           $4,750,000          $10,250,000           $15,750,000           $20,000,000
                            ==========           ==========          ===========           ===========           ===========

----------------
(1) At the present time, we intend to have our officers and directors offer and sell the shares included in this prospectus. Our officers and directors will not be paid any commission or finders' fee for shares they sell. We reserve the right, however, to retain licensed broker/dealers to assist us in the offer and sale of shares in this offering, if we deem such to be in our best interest. At this time we do not have any commitments, agreements or understandings with any broker/dealers, we have, however, designated maximum underwriting discounts, commissions and fees we are willing to pay to engage broker/dealers at 10% of the proceeds realized from the sale of shares sold by such broker/dealers. To the extent we do not incur commissions and finders' fees, funds set aside to pay such commissions and finders' fees will be applied to working capital.

(2) The net proceeds of the offering designated to reduce debt will be applied to reduce current liabilities including accounts payable, accrued liabilities and long-term debt. The long-term debts to be reduced include the following:

      a) A secured note payable to a bank requiring monthly payments through April 2005, and bearing interest at a rate of 8.00%
      b) A secured note payable to a bank requiring monthly payments through August 2006, and bearing interest at a rate of 5.84%;
      c) An unsecured note payable to a shareholder requiring monthly payments through October 2008, and bearing interest at a rate of 10.00%;
      d) A secured note payable to a bank requiring monthly payments through August 2013, and bearing interest at 6.00% per year; and
      e) An unsecured note payable to an individual that is due on demand and bears interest at a rate of 6.00% per year.

(3) The net proceeds of the offering remaining in working capital will be invested in short-term, interest bearing accounts and investments.

                         DETERMINATION OF OFFERING PRICE

      As no underwriter has been retained to offer our securities, the offering price of our shares was not determined by negotiation with an underwriter as is customary in underwritten public offerings. Rather, we arbitrarily selected the offering price. There is no relationship between the offering price of the shares and our assets, earnings, book value, net worth or other economic or recognized criteria or future value of our shares.

                                    DILUTION

      As of the date of this offering, we had 38,428,700 common shares issued and outstanding and no preferred shares outstanding, and a net tangible book value of $964,930 or $0.03 per share. The proceeds from the sale of shares will vary depending on the total shares sold.

      If all 10,000,000 shares offered herein are sold there would be a total of 48,428,700 common shares outstanding. If the maximum offering is sold, the net proceeds to us after deducting sales commissions/finders' fees and offering costs would be $17,775,000. Adding the net proceeds to our current net tangible book value, our total net tangible book value would be $18,739,930. Dividing our net worth by the number of common shares outstanding discloses a per share book value of approximately $0.39 per share. Therefore, the shareholders who purchased pursuant to the offering will suffer an immediate dilution in the book value of their shares of approximately $1.61 or approximately 81% and the present shareholders will receive an immediate increase in book value of approximately $0.36 per share.

      If 7,875,000 shares offered herein are sold there would be a total of 46,303,700 common shares outstanding. If 7,875,000 shares are sold, the net proceeds to us after deducting sales commissions/ finders' fees and offering costs would be $13,950,000. Adding the net proceeds to our current net tangible book value, our total net tangible book value would be $14,914,930. Dividing our net worth by the number of common shares outstanding discloses a per share book value of approximately $0.32 per share. Therefore, the shareholders who purchased pursuant to the offering will suffer an immediate dilution in the book value of their shares of approximately $1.68 or approximately 84% and the present shareholders will receive an immediate increase in book value of approximately $0.29 per share.

      If 5,125,000 shares offered herein are sold there would be a total of 43,553,700 common shares outstanding. If 5,125,000 shares are sold, the net proceeds to us after deducting sales commissions/ finders' fees and offering costs would be $9,000,000. Adding the net proceeds to our current net tangible book value, our total net tangible book value would be $9,964,930. Dividing our net worth by the number of common shares outstanding discloses a per share book value of approximately $0.23 per share. Therefore, the shareholders who purchased pursuant to the offering will suffer an immediate dilution in the book value of their shares of approximately $1.77 or approximately 88% and the present shareholders will receive an immediate increase in book value of approximately $0.20 per share.

      If 2,375,000 shares offered herein are sold there would be a total of 40,803,700 common shares outstanding. If 2,375,000 shares are sold, the net proceeds to us after deducting sales commissions/ finders' fees and offering costs would be $4,050,000. Adding the net proceeds to our current net tangible book value, our total net tangible book value would be $5,014,930. Dividing our net worth by the number of common shares outstanding discloses a per share book value of approximately $0.12 per share. Therefore, the shareholders who purchased pursuant to the offering will suffer an immediate dilution in the book value of their shares of approximately $1.88 or approximately 94% and the present shareholders will receive an immediate increase in book value of approximately $0.09 per share.

      If 687,500 shares offered herein are sold there would be a total of 39,116,200 common shares outstanding. If 687,500 shares are sold, the net proceeds to us after deducting sales commissions/ finder's fees and offering costs would be $1,012,500. Adding the net proceeds to our current net tangible book value, our total net tangible book value would be $1,977,430. Dividing our net worth by the number of common shares outstanding discloses a per share book value of approximately $0.05 per share. Therefore, the shareholders who purchased pursuant to the offering will suffer an immediate dilution in the book value of their shares of approximately $1.95 or approximately 98% and the present shareholders will receive an immediate increase in book value of approximately $0.02 per share.

      The following table illustrates the dilution which will be experienced by investors in the offering:

                                          If 10,000,000      If 7,875,000      If 5,125,000      If 2,375,000       If 687,500
                                           shares sold        shares sold       shares sold       shares sold      shares sold
                                           -----------        -----------       -----------       -----------      -----------
Offering price per share before
  deduction of offering expense               $2.00             $2.00             $2.00             $2.00            $2.00
Net tangible book value per
  share before the offering                    0.03              0.03              0.03              0.03             0.03
Net tangible book value per
  share after the offering                     0.39              0.32              0.23              0.12             0.05
Dilution to new investors per
  share                                        1.61              1.68              1.77              1.88             1.95
Dilution to new investors as a
  percentage                                    81%               84%               88%               94%              98%

                            SELLING SECURITY HOLDERS

      None of our existing shareholders is selling securities pursuant to this registration statement.

                              PLAN OF DISTRIBUTION

      Currently we plan to have our officers and directors sell the common shares on a self underwritten basis. They will receive no discounts or commissions. In the past, we have received unsolicited indications of interest in The Flooring Zone, Inc. from persons familiar with us. These indications have been nothing more than verbal communications and we have no commitments, oral or written, from any party to purchase any of our shares. Our officers and directors will deliver prospectuses to these individuals and to others who they believe might have interest in purchasing all or a part of this offering. At this time, we do not intend to retain an underwriter or licensed broker/dealers to assist us in the offer and sell of the shares. Similarly, we do not intend to offer the shares for sale via the internet. None of our officers or directors are registered broker-dealers and therefore will rely on the exemption provided in Rule 3a4-1 under the Securities Exchange Act of 1934 to sell the shares.

      To buy shares you must complete and execute the subscription agreement and return it to us at 3219 Glynn Avenue Brunswick, Georgia 31520. Payment of the purchase price may be made by check or money order payable to the order of "The Flooring Zone, Inc." There is no minimum offering and no escrow account has been established, therefore, all funds will be made available to The Flooring Zone, Inc. upon receipt.

      We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them. This offering will commence with the date of this prospectus and will end 270 days from that date, unless terminated earlier by us. There will be no extensions of time in which to continue this offering.

                                LEGAL PROCEEDINGS

      To our knowledge, neither us, nor any of our officers or directors is a party to any material legal proceeding or litigation and we know of no material legal proceeding or contemplated or threatened litigation. There are no judgments against us or our officers or directors. None of our officers or directors has been convicted of a felony or misdemeanor relating to securities or performance in corporate office.

                  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND
                                 CONTROL PERSONS

      The following table sets forth our directors, executive officers, promoters and control persons, their ages, and all offices and positions held. Directors are elected for a period of one year and thereafter serve until their successor is duly elected by the stockholders. Officers and other employees serve at the will of the Board of Directors.

Name                    Age    Positions Held                    Director Since
----                    ---    --------------                    --------------

Jimmy S. Lee            40     CEO/President and Director           May 2003

Michael J. Carroll      35     Secretary/Treasurer and Director     May 2003

Steven C. Nichols       37     Vice President                       May 2003

      There is currently one vacancy on our board of directors that we expect to fill with an independent director. Our ability to locate an independent director may be unsuccessful because we do not have error and omission insurance for officers and directors. The above individuals will serve as officers and/or directors. A brief description of their positions, proposed duties and their background and business experience follows:

      Jimmy S. Lee. Mr. Lee founded the Flooring Zone, Inc., in May 2003, and has served as the President, CEO and a Director of the Flooring Zone, Inc., since that time. Mr. Lee founded the Flooring Zone of Georgia, Inc., in June 2000. Since June of 2000, he has also served as the President, CEO and a Director of the Flooring Zone of Georgia, Inc. In his capacities with the Flooring Zone and the Flooring Zone of Georgia, Mr. Lee has been responsible for the day to day operations and overseen the activities of the sales departments of each entity. Prior to founding the Flooring Zone of Georgia, Mr. Lee served as the General Manager of Tommy Lee Carpets, Inc., where he managed office personnel, sales staff and installation subcontractors. Mr. Lee was employed by Tommy Lee Carpets from July 1996 to May 2000. Mr. Lee is not a director of any other reporting company.

      Michael J. Carroll. Mr. Carroll has served as the Secretary, Treasurer and a Director of the Flooring Zone, Inc., since May 2003, and has held the same positions with The Flooring Zone of Georgia, Inc., since June 2000. In August 1997, Mr. Carroll founded Carroll Custom Homes, Inc., and since that time has served as its President. In that capacity, Mr. Carroll has been primarily responsible to oversee the development and construction of residential housing and to manage purchasing, payroll and accounts payable. Mr. Carroll graduated from Georgia College and State University with a Bachelors Degree in Business Administration in 1992. Mr. Carroll is not a director of any other reporting company.

      Steven C. Nichols. Mr. Nichols has served as a Vice President of the Flooring Zone, Inc., since May 2003. Mr. Nichols has also served as the Vice President of the Flooring Zone of Georgia, Inc., since May 2002. As the Vice President Mr. Nichols duties include sales, collections, customer service and overseeing the operations of Company stores. From December 2000 to December 2001, Mr. Nichols also worked as an account representative for Cook's Wholesale Flooring in Atlanta, Georgia where he was responsible for introducing new and existing products to existing and prospective accounts. From January 1997 to December 2000, Mr. Nichols owned and operated Floors For Less Floor Coverings. As the owner, he was responsible to oversee all aspects of the business. Mr. Nichols earned a Bachelors of Science Degree in Economic from Valdosta State College in 1989. Mr. Nichols is not a director of any other reporting company.

      There are no family relationships among any of our officers and directors.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

      The term "beneficial owner" refers to both the power of investment (the right to buy and sell) and rights of ownership (the right to receive distributions from the company and proceeds from sales of the shares). Inasmuch as these rights or shares may be held by more than one person, each person who has a beneficial ownership interest in shares is deemed the beneficial owners of the same shares because there is shared power of investment or shared rights of ownership.

                                                     Amount of
                                   Title of         Beneficial          % of Class                 % of Class
Name and Address                    Class           Ownership         Before Offering            After Offering(1)
----------------                   --------         ---------         ---------------            -----------------
Jimmy Lee                           Common           19,000,000               49%                       39%
3219 Glynn Avenue
Brunswick, Georgia 31520

Michael Carroll                     Common           19,000,000               49%                       39%
3219 Glynn Avenue
Brunswick, Georgia 31520

Steven Nichols                      Common                1,000                *                         *
3219 Glynn Avenue
Brunswick, Georgia 31520
-------------------------------------------------------------------------------------------------------------------
All officers and directors
as a group (3 persons)                               38,001,000               99%                       78%
-------------------------------------------------------------------------------------------------------------------
         TOTAL                                                                99%                       78%
===================================================================================================================

* Less than 1%
-------------------
(1)   Assumes that all 10,000,000 shares are sold in this offering.


                          DESCRIPTION OF THE SECURITIES

      Description of Common Stock. Our authorized capital stock consists of 100,000,000 shares of common stock with a $.001 par value and 10,000,000 shares of preferred stock with a $.001 par value. As of September 1, 2004, we had approximately 38,428,700 common shares outstanding. We have no preferred shares outstanding. Holders of our common shares are entitled to receive dividends when declared by the Board of Directors out of funds legally available therefore. Any such dividends may be paid in cash, property or shares. We have not paid any dividends since our inception. All dividends will be subject to the discretion of the Board of Directors, and will depend upon, among other things, our operating and financial conditions, capital requirements and general business conditions. Therefore, there can be no assurance that any dividends on the shares will be paid in the future.

      All common shares have equal voting rights and, when validly issued and outstanding, will have one vote per share on all matters to be voted upon by the shareholders. Cumulative voting in the election of directors is not allowed, and a quorum for shareholder meetings shall result from a majority of the issued and outstanding shares present in person or by proxy. Accordingly, the holders of a majority of the common shares present, in person or by proxy at any legally convened shareholders' meeting at which the Board of Directors is to be elected, will be able to elect all directors and the minority shareholders will not be able to elect a representative to the Board of Directors.

      Common shares have no preemptive or conversion rights, no redemption or sinking fund provisions, and are not liable for further call or assessment. Each common share is entitled to share pro rata any assets available for distribution to holders of its equity securities upon our liquidation.

      Description of Preferred Stock. We currently have authorized 10,000,000 shares of preferred stock, $.001 par value, with no shares issued or outstanding. No rights, privileges and preferences have been designated for our preferred stock. Our Board of Directors is authorized to divide our preferred shares into classes or series and to designate the rights, privileges and preferences of any such class or series of preferred stock by resolution prior to its issuance.

      Description of Stock Options. We have adopted The Flooring Zone, Inc., 2003 Stock Incentive Plan (the "Plan") allowing us to offer our key employees, officers, directors, consultants and sales representatives, an opportunity to acquire a proprietary interest in our corporation. The various types of incentive awards which may be provided under the Stock Option Plan will enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business. The total number of common shares reserved and available for distribution under the Plan is 500,000 shares. These shares will underlie the options granted by us pursuant to the Plan. In June 2003, we granted stock options to purchase up to 45,000 shares of our common stock to our employees and consultants. All such options were exercised prior to the year ended December 31, 2003. At the current time, there are no stock options outstanding. No option shares are being registered under this registration statement

      Option holders are not protected against dilution if we should issue additional shares in the future. Neither the options, nor the shares underlying the option have preemptive rights.

      In the case of any reclassification, change, consolidation, merger, sale or conveyance of our shares to another corporation, we will make adequate provision whereby the registered holder of any outstanding option will have the right thereafter to receive an exercise of the options immediately prior to the reclassification, change, consolidation, merger, sale or conveyance of our shares.

      Other provisions of the options are set forth below. This information is subject to the provisions of the Plan and the Stock Option Certificates representing the options. The following information is a summary of The Flooring Zone, Inc., 2003 Stock Incentive Plan.

      1. The shares underlying the options offered pursuant to the Plan are subject to the same rights and restrictions as other shares.

      2. Once an option is granted, we may not be call the option.

      3. The options may not be sold prior to six months from the date of the grant of the related award without our prior approval.

      4. Unless exercised within the time provided for exercise, the options will automatically expire.

      5. The exercise price per share purchasable under a stock option shall be determined by the Committee at the time of grant and may not be less that 100% of Fair Market Value of the shares, provided however, that the exercise price of an Incentive Stock Option granted to a 10% Stockholder shall not be less than 110% of the Fair Market Value of the shares.

      6. There is no minimum number of shares that must be purchased upon exercise of the option.

      7. The option holders, in certain instances, are protected against dilution of their interest represented by the underlying shares upon the occurrence of stock dividends, stock splits, reclassifications and mergers.

      Transfer Agent. OTC Stock Transfer, Inc., located at 231 East 2100 South, Salt Lake City, Utah 84165, Telephone (801) 485-5555, has agreed to be our transfer agent upon completion of this offering.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

      None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of The Flooring Zone, Inc. Further, none of the experts was hired on a contingent basis and none of the experts named herein will receive a direct or indirect interest in The Flooring Zone, Inc.

      Legal Matters. Certain legal matters will be passed upon for us by Poulton & Yordan, of Salt Lake City, Utah.

      Accounting Matters. The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Mantyla McReynolds LLC, located in Salt Lake City, Utah, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "act") may be permitted to directors, officers and controlling persons for the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the

Act and is, therefore, unenforceable.

      In the event that any claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       ORGANIZATION WITHIN LAST FIVE YEARS

      We filed our Articles of Incorporation on May 5, 2003. On May 13, 2003, pursuant to a Share Exchange Agreement, we acquired all of the outstanding common stock of The Flooring Zone of Georgia, Inc., in exchange for 38,125,000 shares of our common stock. The Flooring Zone of Georgia, Inc., was founded by our president in 2000, and had been operating in the retail floorcovering industry since its inception. We currently operate a network of four retail flooring stores located in the southeast United States, two of which are in southern Georgia and two in northern Florida. Our executive offices are located in our Georgia store located at 3219 Glynn Avenue, Brunswick, Georgia 31520. Our telephone number at that location is (912) 264-0505.

                             DESCRIPTION OF BUSINESS

Retail Floorcovering Industry

      The North American retail floorcovering industry is highly fragmented with approximately 15,000 individual floorcovering retail dealers operating 25,000 locations in North America according to FLOOR COVERING WEEKLY, a leading floorcovering industry publication. Our management believes that no single retailer accounts for more than a 5% market share of total annual industry revenues. The industry is characterized by a large number of small local and regional companies and a small number of national chains, such as The Home Depot, and organizations such as Carpet One and Carpet Max, which principally operate as buying groups offering their members economies of scale in the purchasing of floorcovering products.

History of the Flooring Zone

      Early Development. Mr. Lee founded our subsidiary, The Flooring Zone of Georgia, Inc. in June of 2000. Based upon his experience working with retail carpet stores owned by his grandfather and father and his experience with a national floorcovering retail company, Mr. Lee developed a strategy for a full service floorcovering retail operation. Through our subsidiary we initiated our present strategy of providing low-cost product sourcing and advanced specialty retailing capabilities. We have focused on establishing relationships with the leading carpet suppliers to negotiate favorable purchasing terms. In addition, we seek to hire experienced retailing management personnel and developed product mix, distribution, merchandising, advertising, and promotion, sales training and store operations strategies and resources designed to increase store sales volume and profitability.

      Most small independent floorcovering retailers face distinct competitive disadvantages and challenges, including limited purchasing power for products and services, lack of consumer product knowledge, and ineffective asset management, merchandising, selling and store-management techniques. We believe our four store network is larger than most other independent floorcovering retailers. We also believe that we are significantly smaller than the larger floorcovering retailers who may enjoy better economies of scale but often lose the personal touch delivered by smaller operations.

      Our operating strategies are designed to capitalize on competitive advantages of the smaller retailers while developing and maintaining industry-leading buying power and the implementing professional retailing operations.

Business Strategy

      The principal elements of our business strategy are as follows:

      Full-service Retail Formats. A central aspect of our business strategy is the development of a retail format that targets a specific segment of the floorcovering market. Our floorcovering stores offer customers a full range of floorcovering products directly and floorcovering services, including ordering, measuring, delivery and installation through third parties. Our stores typically offer discount floorcovering products held in inventory at the store. We have a small installation staff and can provide installation services. We also maintain strong relationships with several floorcovering installers who can provide installation services to our customers. By primarily outsourcing installation, management believes that we can effectively target both the customer primarily concerned with product selection, quality and customer service, and the customer primarily concerned with price.

      Purchasing. We believe we are able to obtain competitive pricing, delivery terms and merchandising programs by leveraging the purchasing power of our retail network and by maintaining close relationships with floorcovering manufacturers.

      Professional Retail Management Capabilites. We have invested substantial financial and management resources into the development of information systems, services and infrastructure to support our retail floorcovering network. We are committed to making shopping for floorcovering products a pleasant experience through the employment of well-trained, knowledgeable and courteous sales associates. We plan to continue to invest in information systems and use current technology to improve the operating efficiency of our business.

      Centralized Distribution and Limited Inventory Levels. We attempt to minimize our store-level inventories by utilizing our primary distribution center in Brunswick, Georgia. As we grow, we plan to use regional warehouse facilities on a limited basis to receive shipments and to stock high volume items. As a result, our retail stores will maintain limited amounts of inventory, consisting primarily of product samples and enough inventory to support the cash-and-carry customer. In addition, a distribution center or hub allows us to purchase and inventory "specials," or seasonal overruns.

      Multiple Product Categories. We offer a full range of floorcovering products, including broadloom carpets, area rugs, hardwood floorings, ceramic tiles and vinyl floorings, available in both private and branded labels. Multiple product categories allow us to respond to changes in consumer demand. Our focus on multiple floorcovering products results in decreased carpet sales as a percentage of total retail sales.

      Growth Strategy. Our growth strategy is to develop the leading retail floorcovering network in North America. We intend to continue our growth strategy initially throughout the southeastern United States in the areas surrounding our current network. The principal elements of our growth strategy include (i) opening additional company-owned stores, (ii) broadening our products and services, and (iii) making selective acquisitions.

      Opening of New Stores. We intend to initially expand within our existing markets or into contiguous new markets and attempt to continue to cluster our stores within a market in order to achieve management and operating efficiencies and to enhance our name recognition. We believe, however, that we can also establish company-owned stores in new markets due to our effective strategies in generating customer traffic.

      We intend to open new stores in Class A strip shopping retail space and we have developed several standardized store formats ranging from 6,500 to 10,000 square feet to accelerate store openings and minimize store opening costs. The interior store designs include pre-determined product mixes, fixtures and equipment, signage, and point-of-sale advertising and promotional programs. Once a new store site is identified, we will stage the products, merchandising systems and personnel for the new store in our distribution center and headquarters. We believe that we can open a Flooring Zone store within 45 to 90 days of executing a lease, with expected total capital expenditures, initial inventory investments and pre-opening expenses ranging from $75,000 to $150,000 per store. We do not currently intend to offer our stores as franchises.

      Broadening of Products and Services. We are developing additional services relating to product installation, maintenance and in-store credit, among others. These additional services, if fully developed, will be utilized by retail operations to increase sales and profitability.

      Making Selective Acquisitions. We intend to search for existing floorcovering retail stores that would strengthen our distribution capabilities, that can be reasonably converted into Flooring Zone stores, and that are able to be acquired at or below what we believe our costs would be to open a new store and generate customer traffic.

Company Operations

      We provide our retail floorcovering stores with products, services and trained personnel that we believe generally are unavailable to many independent floorcovering retailers and would be cost prohibitive for most independent dealers to develop. Our resources include merchandising, purchasing and distribution, advertising and promotion, management and sales training and management information systems, as described below.

      Purchasing and Distribution. Due to the floorcovering puchasing volume of our retail network and our relationships with floorcovering suppliers, management believes that we obtain high-quality products and services at competitive costs. A substantial portion of the floorcovering products purchased by or through our Company are shipped directly by the supplier to our individual retail stores or to our distribution hub. Our stores generally maintain minimal inventory, which predominantly consists of product samples. Our distribution center or hub allows us to make opportunistic purchases from carpet mills at substantially discounted prices. We are also able to offer special purchases to customers, including purchases of mill drops (discontinued lines) and excess mill inventory which are occasionally made available to us at discounted prices. We also make available on an ongoing basis remnant packages and short roll packages which can be as small as 10 and as large as 1,000 remnants at a time. Our ability to purchase and inventory private-label products and specials creates the opportunity for increased revenues and margins and lower pricing to the customer. We have relationships with many vendors within the industry. While we have preferred vendors from whom we purchase a majority of our products, because of our numerous relationships within the industry, we do not believe that we are dependent upon any one vendor for product purchases. Nor do we believe that the loss of any single vendor would have a long-term material adverse effect on our operating results or financial position.

      Product Mix and Merchandising. We offer a full range of floorcovering products from key suppliers, including Shaw, Mohawk Industries, Beaulieu of America, DuPont and AlliedSignal for proprietary carpet fiber, Armstrong World Industries and Congoleum for vinyl flooring, Bruce Hardwood Floors (a division of Triangle Pacific) for hardwood flooring and Dal-Tile for ceramic tile. Each of these suppliers is a leader in its respective floorcovering category. Our suppliers also include niche carpet, vinyl, hardwood and ceramic tile producers, as well as leading manufacturers and importers of room-size area rugs.

      Our merchandising strategies address effective store layout, fixtures, signage, product mix, and cross-selling techniques designed to increase sales closing performance, average transaction size, sales per square foot of retail space, and gross margins. Store interiors provide easy-to-locate presentation of floorcovering samples, organized by product line, in an attractive and brightly lit interior. In addition, we provide conference rooms where contractors and interior designers can meet with their clients to discuss flooring options.

      Advertising and Promotion. We believe advertising and promotion are important to our success. Therefore, we budget a percentage of revenues per market for multimedia advertising campaigns. These campaigns will include radio, bill board, print, direct mail and television promotions. To promote our products we also offer our low price guarantee - If you find a local competitor selling your new first quality carpet for less money we will double the difference. We also hold one day "Private Sales" events at each of our retail stores twice a year. Our Private Sales events are conducted by direct mail invitation with coordinated manufacturer's participation.

      Management and Sales Training. Our training program focuses on developing professional sales and leadership skills and team building concepts. Our training methodology incorporates a turnkey training and diagnostics system that provides our retail stores with competent and skilled professional personnel.

      In addition, our management has ongoing training to keep our employees informed about the latest floorcovering information such as new technology, new products, merchandising, available specials and design trends.

      Management Information Systems. Our stores utilize a point-of-sale software system for tracking consumer demographics and purchasing patterns and other data to integrate all store operations into a central information system we spent the last three years developing in-house.

      Credit. Through a national bank we offer consumer credit packages to our retail network.

Store Operations

      Retail Operations. We have and intend to continue to open and operate floorcovering stores in markets that we believe have the potential for above-average growth in floorcovering sales. Our stores generate revenues through sales of floorcovering products to consumers and other customers. Each store carries the full product mix available to our Company including several leading brand names. New stores average 6,500 -10,000 square feet, are typically located in Class A strip shopping retail space in suburban locations, and are staffed with two to six personnel. These stores cater primarily to consumers seeking a variety of high-quality products and customer service. Consumers make purchase selections from floor samples, and the order is usually delivered from our local warehouse or hub, or direct from the manufacturer. We maintain some internal installation staff and have established relationships with several local contractors and usually subcontract installation. Our stores are supported by the full range of services provided by manufacturers, including merchandising and sales promotion programs, high quality advertising, our own integrated information systems, and professionally trained management and sales personnel. Our customers include homeowners, designers, homebuilders and commercial contractors. We are not dependent on one or a few major customers. Our stores compete with other independent retailers, industry franchisees and a small number of national chains, including The Home Depot.

      We believe that the Flooring Zone concept utilized in our stores is visually appealing and provides an enjoyable shopping experience for our customers. Our stores standardized layout is professionally designed to include eye-catching signage, bright lighting, a conferencing area and departmentalized product displays. Our stores use floor samples to display the full range of our available products, with separate areas dedicated to carpet, area rugs, hardwood flooring, vinyl flooring and ceramic tiles.

Competition

      Through our retail stores we compete with other floorcovering retailers in their respective local market areas. According to FLOOR COVERING WEEKLY, the North American market consists of approximately 15,000 individual floorcovering retailers, which represent 25,000 locations. Competition in the retail floorcovering market is intense due to the significant number of retailers in operation. In addition, large retailers have entered the market and provide significant competition, including Home Depot, Inc.

Trademarks, Service Marks, Trade Names and Commercial Symbols

      We have registered marks with the U.S. Trademark Office including: "The Flooring Zone" and "Save A Comma." At this time, we know of no infringing uses which could materially affect the use of our service marks, logos or slogans in any state in which stores are or are proposed to be located. We are not the owner or licensee of any patents or copyrights.

Employees

      As of the date of this prospectus we employ approximately 12 persons on a full-time basis, including approximately 6 persons at our retail operations and 6 persons at our corporate offices. No employee is a party to any collective bargaining agreement.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

      This discussion summarizes the significant factors affecting our consolidated operating results, financial condition, liquidity and capital resources during our fiscal years ended December 31, 2002 and 2003, and for the three and six month periods ended June 30, 2004. This discussion should be read in conjunction with the financial statements and financial statement footnotes included in this registration statement.

Forward-Looking Statements

      Certain statements of our expectations contained herein, including, but not limited to statements regarding sales growth, new stores, increases in comparable store sales, commodity price inflation and deflation, and capital expenditures constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. These risks and uncertainties include but are not limited to, fluctuations in and the overall condition of the U.S. economy, stability of costs and availability of sourcing channels, conditions affecting new store development, our ability to implement new technologies and processes, our ability to attract, train, and retain highly-qualified associates, unanticipated weather conditions and the impact of competition and regulatory and litigation matters. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made.

Results of Operations

      Despite our expectation that we would realize an operating profit in fiscal 2003 as a result of having all three of our Company-owned store locations open for all of fiscal 2003, compared to two stores for all of fiscal 2002 and a third store for part of fiscal 2002, we realized a slightly increased net loss from operations in fiscal 2003. Based on our results of operations for the three and six months ended June 30, 2004, as compared to the comparable periods of 2003, we believe we will enjoy increased revenues and realize an operating profit in 2004.

      Revenues

      In fiscal 2002, we realized our highest yearly revenue. We had experienced significant revenue growth each fiscal year until fiscal 2003. During fiscal 2003, sales fell $32,694, to $3,396,107 as compared to fiscal 2002. A decrease of about 1%. Licensing fees earned from the licensing of our name during fiscal 2003 was $978 compared to $20,413 during fiscal 2002. This resulted in a 1.5% reduction in net revenues in fiscal 2003 compared to fiscal 2002. We believe the reduction in revenues we experienced in fiscal 2003 as compared to fiscal 2002, was the result of various factors that contributed to a reduction in consumer confidence in the region in which we operate.

      In the three and six month periods ended June 30, 2004, we have realized increases in net revenue as compared to the same periods of 2003. In the three months ended June 30, 2004, we realized a 15% increase in net revenue as compared to the three months ended June 20, 2003. For the six months ended June 30, 2004, we realized net revenue of $2,015,982 compared to $1,757,546, also a 15% increase, over the same period ended June 30, 2003

      We anticipate that our planned expansion into more and larger markets will increase the revenue we realize from operations. We believe the revenues we can earn from one store in the large markets we are targeting will be equivalent to the revenue we earn in the three stores we currently have.

      Gross Profits

      Cost of sales includes all direct costs of floor coverings, materials used in installation and installation labor. In fiscal 2003, our cost of sales margins were essentially unchanged as compared to fiscal 2002 and we realized an $8,167 increase in gross profit in fiscal 2003.

      During the three and six months ended June 30, 2004, our cost of sales margins have improved approximately 5% compared to the same the and six month periods of 2003, resulting in increases in gross profits in the three and six months ended June 30, 2004, of $68,400 and $234,578, respectively as compared to the corresponding 2003 periods.

      We have and will continue to seek to build alliances with major vendors in the floor covering industry. We believe these relationships and our strategic purchasing methods have contributed to improving margins. We also expect our cost of sales margins to improve as we increase the utilization of in-house installation labor.

      General and Administrative Expenses

      General and administrative expenses increased $334,665, or 30% to $1.43 million in fiscal 2003, and as a percentage of sales revenue increased from 32% in fiscal 2002 to 42% in fiscal 2003. These increases are due to expenses we have incurred in hiring and training staff, at various levels, to expand into larger markets in southeast Georgia and northern Florida; purchase and implementation of our computer system with sales and inventory systems capable of operating a large floor covering company, and increases in accounting and legal expenses as a result of this offering. Because of delays in plans to expand to new locations, our general and administrative expenses in 2003 were not offset by increases in sales and revenue generated by the opening of additional stores. In fiscal 2003 and 2002, general and administrative costs consisted of:

                                            2003                   2002
                                        ------------           -----------
Salaries & benefits costs               $    661,795          $    513,209
Advertising & display costs                  139,516               158,173
Occupancy costs & utilities                  309,926               213,879
Legal & accounting costs                      67,006                16,773
Interest expense                              45,662                31,799
Other                                        210,130               165,537
                                        ------------           -----------
                                        $  1,434,035           $ 1,099,370
                                        ============           ===========

      We have experienced increases in salaries in each of the past two fiscal years. With the completion of our management information system, during the first quarter of 2004, we reduced our staff. We do not anticipate significant increases in staffing needs until we have raised sufficient capital to expand our operations.

      In fiscal 2003, we reduced our advertising & display costs because we believe we are well known within our current markets. We anticipate continued reductions in advertising costs until we expand to new markets.

      Occupancy costs & utilities in fiscal 2003 increased primarily as a result of our expansion from two stores to three. We expect these costs to remain constant until we expand our operations.

      As discussed above, the significant increase in legal and accounting costs in 2003, is the result of our efforts to undertake this offering.

      During the three months ended June 30, 2004, general and administrative expenses increased $40,841, to $307,599, or 15%, compared to the three months ended June 30, 2003. For the six month period ended June 30, 2004, general and administrative expenses increased to $698,738, from $643,200 for the six months ended June 30, 2003, a 9% increase from 2003 to 2004.

      Net Loss

      Our net loss in fiscal 2003 increased $340,361, to $467,460, compared to fiscal 2002. During the three months ended June 30, 2004, we realized a net loss of $9,253, a decrease in net loss of $20,591 compared to the three months ended June 30, 2003. During the six months ended June 30, 2004, we have realized net income of $59,189 compared to a net loss of $107,876 for the six months ended June 30, 2003.

      Liquidity and Capital Resources

      Our capital resources have consisted of revenues from operations, funds raised through the sale of our common stock and debt. We anticipate our capital resources in the upcoming twelve months will likewise consist primarily of revenues from operations, funds raised in financing activities and debt.

      During fiscal 2002 and 2003 and the six months ended June 30, 2003 and 2004, cash was primarily used to fund operations. See below for additional discussion and analysis of cash flow.

                                              Fiscal 2003   Fiscal 2002    6/30/2004     6/30/2003
                                             ------------  ----------- -------------  ------------
Net cash used in operating activities          ($327,651)    ($75,032)    ($227,031)    ($121,717)
Net cash used in investing activities            (39,406)    (160,990)       (3,265)      (30,892)
Net cash provided by financing activities        374,397      283,696       249,415       160,880
                                             ------------  ----------- -------------  ------------
NET INCREASE IN CASH                              $7,340      $47,674       $19,119        $8,271
                                             ============  =========== =============  ============

      Net cash used in operating activities increased $252,619 in fiscal 2003 compared to fiscal 2002. This increase was primarily the result of the increase in net loss and a decrease in accounts receivable in fiscal 2003. Net cash used in operating activities increased $105,314 for the six months ended June 30, 2004 compared to the same six month period 2003. This increase in cash used in operating activities during the six month period ended June 30, 2004, was largely the result of an increase in inventory and a decrease in customer deposits.

      Net cash used in investing activities decreased in fiscal 2003 by $121,584 compared to fiscal 2002. This decrease was the result of fewer purchases of property and equipment during fiscal 2003. Cash used in investing activities decreased $27,627 in the six months ended June 30, 2004, compared to the same period 2003. This decrease was also the result of fewer purchases of property and equipment in the 2004 period.

      Net cash provided from financing activities increased $90,701 in fiscal 2003 compared to fiscal 2002. In fiscal 2003, the funds we raised through financing activities were primarily obtained from a line of credit provided by a related party, and the sale of our securities. In 2002, the funds we obtained through financing activities were the result of borrowing funds. During the six months ended June 30,

2004, our financing activities included funds obtained through our credit line with a related party, long- term borrowing and the sale of our securities. During the six months ended June 30, 2003, we obtained funds through the sale of our securities. Net cash provided by financing activities increased by $88,535 during the six months ended June 30, 2004, when compared to June 30, 2003.

      At December 31, 2003 and June 30, 2004, we had cash on hand of $55,014 and $74,133, respectively.

Summary of Material Contractual Commitments

      The following table lists our significant commitments as of December 31, 2003.

                                                                     Payments Due by Fiscal Year
                                          -------------------------------------------------------------------------
Contractual Commitments                        Total         2004       2005        2006       2007    Thereafter
-------------------------------------------------------------------------------------------------------------------
Line of Credit-Related Party(1)            $   124,000  $  124,000  $      --  $       --  $      --   $      --
Note Payable-Related Party(2)                  209,296      35,450     39,162      43,263     47,793      43,628
Long Term Debt2                                276,497      38,881     29,915      24,757     23,041     159,903
Operating Leases                               872,186     186,790    189,310     194,578    149,338     152,170
                                           -----------  ----------  ---------  ----------  ---------   ---------
         TOTAL                             $ 1,481,979  $  385,121  $ 258,387  $  262,598  $ 220,172   $ 355,701
                                           ===========  ==========  =========  ==========  =========   =========

------------------
(1) On August 2, 2004, we paid the line of credit in full.
(2) On August 2, 2004, we consolidated the note payable to the related party and our long term debt by obtaining a loan from a bank. The new loan is in the amount of $550,000, bears interest at a rate of 6.6%, requires monthly installment payments of $6,270 and matures in August 2014.

Off-Balance Sheet Financing Arrangements

      As of December 31, 2003, and June 30, 2004, we had no off-balance sheet financing arrangements.

Critical Accounting Policies

      Revenue Recognition

      We recognize revenues according to Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements. Accordingly, revenue is recognized when an order has been received, the price is fixed and determinable, the order is shipped and installed, collection is reasonably assured and we have no significant obligations remaining. Licensing fees are royalties paid to us for licensing the use of the name The Flooring Zone. The royalties range from 1-2% of the licensee's commercial sales volume.

      Merchandise Inventory

      We record inventory at the lower of cost or market, cost being determined on a first-in, first-out method. We do not believe our merchandise inventories are subject to significant risk of obsolescence in the near-term, and we have the ability to adjust purchasing practices based on anticipated sales trends and general economic conditions.

      Vendor Funds

      We receive funds from vendors in the normal course of business for purchase-volume-related rebates. Our accounting treatment for these vendor-provided funds is consistent with Emerging Issues Task Force (EITF) 02-16 "Accounting by a Customer (Including a Reseller) for Certain Consideration Received From a Vendor." Under EITF 02-16, purchase volume rebates should be treated as a reduction of inventory cost, unless they represent a reimbursement of specific, incremental and identifiable costs incurred by the customer to sell the vendor's product. The purchase volume rebates that we receive do not meet the specific, incremental and identifiable criteria in EITF 02-16. Therefore, they are treated as a reduction in the cost of inventory and we recognize these funds as a reduction of cost of sales when the inventory is sold.

Recently Issued Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities (VIEs), in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. In general, a VIE is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or
(b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE's activities, is entitled to receive a majority of the VIE's residual returns, or both. FIN 46 also requires disclosures about VIEs that the Company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to VIEs created after January 31, 2003, and to other entities no later than the three months ended September 30, 2003. Certain disclosure requirements are required in all financial statements issued after January 31, 2003, regardless of when the VIE was established. The Company has not identified any VIEs that must be consolidated.

      On April 30, 2003 -- The FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. The amendments set forth in SFAS No. 149 require that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 (with a few exceptions) and for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively only. The adoption of this pronouncement had no effect on the Consolidated Financial Statements of the

Company.

      On May 15, 2003 -- The FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The Statement improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. It also establishes standards for how an issuer classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and was otherwise effective for us as of July 1, 2003. The adoption of the applicable provisions of this statement as of the indicated dates has had no effect on the Company's financial statements.

                             DESCRIPTION OF PROPERTY

      Our principal executive offices are located in leased office space located at 3219 Glynn Avenue, Brunswick, Georgia 31520. We also lease warehouse space and space for our four retail stores in Georgia and Florida. We believe these spaces will be adequate for our needs through the terms of their existing leases, the first of which expires in 2007 and the last of which expires in 2014. Based on leases currently have in place, our minimum required annual lease payments for these locations through December 31, 2004, is $186,790 and will be $189,310 for the year ending December 31, 2005.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During the past two years, we have issued shares to the following officers, directors, promoters and beneficial owners of more than 5% of our outstanding securities.

                     Number      Consideration     Relationship to
Name                 of Shares        Given             Issuer
----                 ---------   --------------    ----------------
Jimmy Lee            19,000,000     Services       CEO/President/Director *
Michael Carroll      19,000,000     Services       Secretary/Treasurer/Director*
Steven Nichols            1,000     Cash           Vice President

* Holder of 5% or more of our outstanding securities.

      On May 13, 2003, Jimmy Lee, our president and director and Michael Carroll, our secretary/treasurer and director each gave 62,500 common shares of their personal shareholdings to satisfy debt of the Company in the amount of $61,609. Mr. Lee and Mr. Carroll received no consideration from the Company in connection with this transaction.

      In October 2003, we entered into an agreement with Mr. Carroll, whereby he agreed to extend a line of credit to the Company. The interest rate on the line of credit is 6%. The outstanding balance on the line of credit as of June 30, 2004, was $198,144. This line of credit was paid in full by the

Company on August 2, 2004.

      In August 2000, Mr. Carroll loaned Flooring Zone of Georgia, Inc., $275,000 pursuant to an unsecured note payable. This note bears interest at a rate of 10% per year. Under the terms of the note, we are required to make monthly installment payments of $4,565.33 though October 2008. As of June 30, 2004, the outstanding balance on this note was $192,012.

      We believe that each of the above described transactions was negotiated on terms at least as favorable to us as those available to us on an arms-length. As with the above transactions, all future material transactions entered into with related parties shall be on terms no less favorable to us than we can obtain from an unaffiliated third party on an arms-length basis and will be approved by a majority of our disinterested directors.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      At present, our securities are not traded publicly. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. A purchaser of shares may, therefore, find it difficult to resell the securities offered herein should he or she desire to do so when eligible for public resales. Furthermore, the shares are not marginable and it is unlikely that a lending institution would accept our common stock as collateral for a loan.

      Pursuant to this registration statement, we propose to publicly offer 10,000,000 common shares. To date, none of our outstanding shares of common stock are subject to outstanding options or warrants to purchase our common stock. We currently have approximately 60 shareholders.

      None of our currently issued and outstanding shares are eligible for public resale under Rule 144 because our stock is not listed on any exchange and no broker-dealer is making a market for our securities. Therefore, shareholders seeking to make public resales of our stock would currently be precluded by both the trading volume limitations and the brokers' transaction requirements of Rule 144.

                             EXECUTIVE COMPENSATION

      The following table sets forth certain summary information concerning the compensation paid or accrued since the Company's inception on May 5, 2003 through December 31, 2003, (the end of the Registrant's last completed fiscal year).

                                              Summary Compensation Table

                                                                               Long Term Compensation
                                                                      ---------------------------------------------
                                      Annual Compensation                 Awards                    Payouts
                                  ----------------------------------- ---------------------------------------------
                                                                       Restricted            LTIP
Name and Principal                                   Other Annual      Stock     Options/    Payout    All Other
Position                   Year     Salary   Bonus   Compensation      Awards    SARs #        ($)     Compensation
--------                   ----     ------   -----   ------------      --------- --------    ------    ------------
Jimmy Lee, CEO,            2003     $62,400 $10,000        $-0-         $-0-        -0-         $-0-      $-0-
President and Director

Steven Nichols             2003      59,800   2,500         -0-          -0-        -0-          -0-       -0-
Vice President

Employment Agreements with Executive Officers

      We have no formal employment agreements with any of our executive officers.

Compensation of Directors

      We have no arrangements pursuant to which your directors are compensated for any services provided as a director, or for committee participation or special assignments.

Termination of Employment and Change of Control Arrangement

      There are no compensatory plans or arrangements, including payments to be received from us, with respect to any person named in cash compensation set forth above that would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with the company or its subsidiaries, or any change in control, or a change in the person's responsibilities following a changing in control of the Company.

                              FINANCIAL STATEMENTS




                             The Flooring Zone, Inc.

             Report of Independent Registered Public Accounting Firm
                                       and
                        Consolidated Financial Statements

                                December 31, 2003

                             The Flooring Zone, Inc.


                                TABLE OF CONTENTS



                                                                           Page

Report of Independent Registered Public Accounting Firm . . . . . . . . .    31

Consolidated Balance Sheet - December 31, 2003  . . . . . . . . . . . . .    32

Consolidated Statements of Operations for the Years Ended December 31,
  2003 and 2002 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34

Consolidated Statements of Stockholders' Deficit for the Years Ended
  December 31, 2003 and 2002 . . . . . . . . . . . . . . . . . . . . . . .   35

Consolidated Statements of Cash Flows for the Years Ended December 31,
  2003 and 2002  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . .   37

             Report of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
The Flooring Zone, Inc.


We have audited the accompanying consolidated balance sheet of The Flooring Zone, Inc. as of December 31, 2003 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Flooring Zone, Inc. and subsidiaries as of December 31, 2003 and the results of operations and cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/ Mantyla McReynolds

Mantyla McReynolds
Salt Lake City, Utah
February 27, 2004

                                             The Flooring Zone, Inc.
                                           Consolidated Balance Sheet
                                                December 31, 2003


                                                         ASSETS

Current assets:
    Cash                                                                                $              55,014
    Accounts receivable, net of allowance of $45,976                                                  111,684
    Inventory-Notes 1 & 3                                                                             249,337
    Prepaid expense                                                                                     4,468
                                                                                        ---------------------
          Total current assets                                                                        420,503

Property & equipment, net - Notes 1 & 2                                                               296,812

Other assets:
     Intangible assets, net of accumulated amortization of $755                                         4,088


     Deposits                                                                                           2,266
                                                                                        ---------------------
          Total other assets                                                                            6,354

                                                                                        ---------------------
TOTAL ASSETS                                                                            $             723,669
                                                                                        =====================



                                        See accompanying notes to financial statements

                                                              32

                                             The Flooring Zone, Inc.
                                     Consolidated Balance Sheet [continued]
                                                December 31, 2003

                                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
    Accounts payable                                                                    $             382,712
    Line of credit-related party-Note 6                                                               124,000
    Customer deposits                                                                                 146,527
    Accrued liabilities                                                                                28,312
    Current portion long-term debt - Note 7                                                            74,331
                                                                                        ---------------------
          Total current liabilities                                                                   755,882
                                                                                        ---------------------
Long-term liabilities:-Note 7
    Note payable-related party                                                                        209,296
    Long-term debt                                                                                    276,497
    Current portion long-term debt                                                                    (74,331)
                                                                                        ---------------------
          Total long-term liabilities                                                                 411,462
                                                                                        ---------------------
              Total liabilities                                                                     1,167,344
                                                                                        ---------------------
Stockholders' deficit:-Note 5
    Preferred Stock, 10,000,000 shares authorized $.001 par
      value: No shares issued and outstanding                                                               -
    Common stock, 100,000,000 shares authorized $.001 par
       value; 38,352,700 shares issued and outstanding                                                 38,353
    Additional paid in capital                                                                        308,881
    Accounts receivable, shareholder                                                                  (12,500)
    Accumulated deficit                                                                              (778,409)
                                                                                        ---------------------
          Total stockholders' deficit                                                                (443,675)
                                                                                        ---------------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                             $             723,669
                                                                                        =====================

                                 See accompanying notes to financial statements

                                                       33

                                     The Flooring Zone, Inc.
                              Consolidated Statements of Operations
                         For the years ended December 31, 2003 and 2002


Revenues:                                                     2003                       2002
                                                      --------------------        -------------------
Sales                                                 $          3,396,107        $         3,428,801
Licensing Fees                                                         978                     20,413
                                                      --------------------        -------------------
Net revenues                                                     3,397,085                  3,449,214
 Less cost of sales                                              2,384,848                  2,445,144
                                                      --------------------        -------------------
Gross profit                                                     1,012,237                  1,004,070
General and administrative expenses                              1,434,035                  1,099,370
                                                      --------------------        -------------------
     Net income (loss) from operations                            (421,798)                   (95,300)

Other income/(expense):
  Interest expense                                                 (45,662)                   (31,799)
                                                      --------------------        -------------------
       Total other income/(expense)                                (45,662)                   (31,799)
                                                      --------------------        -------------------
Net income (loss) before taxes                                    (467,460)                  (127,099)
       Income taxes                                                      -                          -
                                                      --------------------        -------------------
Net income (loss)                                     $           (467,460)       $          (127,099)
                                                      ====================        ===================


Loss per share-basic and diluted                      $              (0.01)       $             (0.01)
                                                      ====================        ===================

Weighted average shares outstanding-basic
  and diluted                                                   38,176,515                 38,000,000
                                                      ====================        ===================



                         See accompanying notes to financial statements

                                               34

                                             The Flooring Zone, Inc.
                                Consolidated Statements of Stockholders' Deficit
                                 For the Years Ended December 31, 2003 and 2002



                                                                  Additional        Accts.                               Total
                                       Shares         Common        Paid in       Receivable,      Accumulated       Stockholders'
                                       Issued          Stock        Capital       Shareholder        Deficit            Deficit
                                    -------------  ------------ --------------- ---------------  ----------------  -----------------
Balance January 1, 2002                       100  $      1,000 $             - $            -   $      (168,850)  $       (167,850)

Distributions to shareholders                                                                            (15,000)           (15,000)

Net loss for year ended
  December 31, 2002                                                                                     (127,099)          (127,099)
                                    -------------  ------------ --------------- ---------------  ----------------  -----------------
Balance, December 31, 2002                    100         1,000               -              -          (310,949)          (309,949)

Recapitalization at merger with
  Nevada Corporation , May 13, 2003    38,124,900        37,125          24,484                                              61,609

Shares issued pursuant to Stock
  Incentive Plan at $1.25/share            45,000            45          56,205                                              56,250

Shares issued for cash/credit at
  $1.25/share                             182,700           183         228,192        (12,500)                             215,875

Net loss for year ended
  December 31, 2003                                                                                     (467,460)          (467,460)
                                    -------------  ------------ --------------- ---------------  ----------------  -----------------
Balance, December 31, 2003             38,352,700  $     38,353 $       308,881 $      (12,500)  $      (778,409)  $       (443,675)
                                    =============  ============ =============== ===============  ================  =================


                                 See accompanying notes to financial statements

                                                       35

                                             The Flooring Zone, Inc.
                                      Consolidated Statements of Cash Flows
                                 For the years ended December 31, 2003 and 2002


                                                                                 2003                    2002
                                                                           -----------------       -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                   $        (467,460)      $        (127,099)
Adjustments to reconcile net loss to net cash used in
 operating activities:
  Depreciation and amortization                                                       35,436                  24,659
  Bad debt expense                                                                    27,776                   8,700
  Decrease (increase) in accounts receivable                                          (6,128)                (70,840)
  Decrease (increase) in accounts receivable-related party                             3,694                  (3,694)
  Decrease (increase) in inventories                                                  44,468                 (97,436)
  Decrease (increase) in employee loans and advances                                   4,667                  (4,667)
  Decrease (increase) in prepaid expenses                                              2,000                  (6,468)
  Decrease (increase) in deposits                                                       (115)                 (2,151)
  Increase (decrease) in bank overdraft                                                    -                 (11,473)
  Increase (decrease) in accounts payable                                            (37,805)                186,136
  Increase (decrease) in payroll and payroll taxes payable                            (7,945)                 21,014
  Increase (decrease) in customer deposits                                            73,761                   8,287
                                                                           -----------------       -----------------
                Net cash used in operating activities                               (327,651)                (75,032)

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                                                 (39,406)               (159,671)
  Purchase of intangible assets                                                            -                  (1,319)
                                                                           -----------------       -----------------
                Net cash used in investing activities                                (39,406)               (160,990)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowing  on line of credit-related party                                       124,000                       -
Net borrowing(payments) on  long term debt                                           (21,728)                298,696
Proceeds from the issuance of common stock                                           272,125                       -
Distributions to shareholders                                                              -                 (15,000)
                                                                           -----------------       -----------------
              Net cash provided by financing activities                              374,397                 283,696
                                                                           -----------------       -----------------
                NET INCREASE IN CASH                                                   7,340                  47,674
CASH AT BEGINNING OF YEAR                                                             47,674                       -
                                                                           -----------------       -----------------
CASH AT END OF YEAR                                                        $          55,014       $          47,674
                                                                           =================       =================


SUPPLEMENTAL DISCLOSURES
 Cash paid for interest                                                    $          45,662       $          31,799
 Cash paid for income taxes                                                                -                       -
 Issued stock to relinquish debt                                                      61,069                       -


                                 See accompanying notes to financial statements

                                                         36

                             The Flooring Zone, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 2003

Note 1 ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization-The Flooring Zone, Inc. (the "Company) is a corporation organized under the laws of the State of Nevada on May 5, 2003. On May 13, 2003 pursuant to a Share Exchange Agreement, the Company acquired all of the outstanding common stock of The Flooring Zone of Georgia, Inc (the "Georgia Company), a Georgia Corporation, in exchange for 38,125,000 shares of common stock of the Company. The company's business operations provide for full-service retail floor covering products and services.

         The financial statements of the Company have been prepared in accordance with generally accepted accounting principles. The following summarizes the more significant of such policies:

         Principles of Consolidation - The accompanying consolidated financial statements include the accounts of The Flooring Zone, Inc. and its wholly owned subsidiary, The Flooring Zone of Georgia, Inc. All significant intercompany balances and transactions are eliminated.

         Revenue Recognition - The Company recognizes revenue according to Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements which clarifies U.S. Generally accepted accounting principles for revenue transactions. Accordingly, revenue is recognized when an order has been received, the price is fixed and determinable, the order is shipped and installed, collection is reasonably assured and the Company has no significant obligations remaining. Licensing fees are royalties paid to the Company for licensing the use of the name The Flooring Zone. The royalties range from 1-2% of the licensee's commercial sales volume.

         Use of Estimates in Preparation of Financial Statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash and cash equivalents - The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents.

         Bad debt and allowance for doubtful accounts - The allowance for doubtful accounts is maintained at a level sufficient to provide for estimated credit losses based on evaluating known and inherent risks in the receivables portfolio. The Company provides an allowance for doubtful accounts which, based upon management's evaluation of numerous factors, including economic conditions, a predictive analysis of the outcome of the current portfolio and prior credit loss experience, is deemed adequate to cover reasonably expected losses inherent in outstanding receivables.

         Concentrations of credit risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company provides credit to its customers in the normal course of business, and accordingly performs ongoing credit evaluations and maintains allowances for potential credit losses. Concentrations of credit with respect to trade receivables are limited due to the Company requiring a deposit from customers.

                             The Flooring Zone, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 2003

Note 1 ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -[continued]

         Inventory - Inventories are stated at the lower of cost or market, cost being determined on a first-in, first- out method.

         Property and Equipment - Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. The following is a summary of the estimated useful lives and depreciation methods used in computing depreciation expense:

                                          Depreciation             Estimated
         Asset                              Method               useful life
         ------------------------        ----------------        ------------
         Equipment                       Straight-line           5-10 years
         Furniture and fixtures          Straight-line           10-15 years
         Vehicles                        Straight-line           10 years
         Leasehold improvements          Straight-line           10 years
         Displays                        Replacement             N/A

         Intangible Assets - Intangible assets include trademarks that have been registered with the United States Patent and Trademarks office. The costs of obtaining trademarks are capitalized as incurred and are amortized over their estimated useful lives of ten years using the straight-line method. Amortization expense for the years ended December 31, 2003 and 2002 were $323 and $316, respectively.

         Income Taxes - In July 2000 the Company elected to be taxed as an S Corporation under the Internal Revenue Service Code. Accordingly, under such an election, the Company's taxable income was reported by the individual shareholders. In 2003 the Company cancelled its election to be taxed as an S Corporation and therefore applies the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes which requires an asset and liability approach for financial accounting and reporting for income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

         Net Loss Per Common Share - In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," basic loss per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share is computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period using the treasury stock method. At December 31, 2003 there are no common stock equivalents outstanding, thus, basic and diluted loss per share calculations are the same.

         Advertising Costs - Advertising costs of the Company are charged to expense as incurred. Advertising expense amounted to $104,000 and $147,414 in 2003 and 2002, respectively.

                             The Flooring Zone, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 2003

Note 2 PROPERTY AND EQUIPMENT

         The major categories of property and equipment are as follows:

                                                              12/31/2003
                                                         --------------------
         Equipment                                       $            101,275
         Furniture and fixtures                                        21,331
         Vehicles                                                      20,127
         Leasehold improvements                                       152,515
         Displays                                                      82,750
         Accumulated depreciation                                     (81,186)
                                                         --------------------
                            Net property and equipment                296,812
                                                         ====================

         Depreciation expense was $35,113 in 2003, and $24,343 in 2002.

Note 3 INVENTORY

         Inventories are stated at lower of cost or market and consist of the following:

                                              12/31/03
                                        ---------------------
         Flooring material                            249,337
                                        ---------------------
                               Total    $             249,337
                                        =====================

Note 4 INCOME TAXES

         Below is a summary of deferred tax asset calculations on net operating loss carry forward amounts. Loss carry forward amounts expire through 2023. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

                                     NOL
Description                        Balance             Tax               Rate
-------------------------------- --------------     -------------     ---------
   Federal Income Tax                  $473,960          $161,146        34%
   Georgia State Income Tax             473,960            28,438         6%
                                                    -------------
   Valuation allowance                                  (189,584)
                                                    -------------
Deferred tax asset 12/31/2003                                  $0
                                                    =============

         The allowance has increased $189,584 from $0 as of December 31, 2002.

                             The Flooring Zone, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 2003

Note 5 COMMON STOCK/PREFERRED STOCK

         On May 13, 2003 pursuant to a Share Exchange Agreement, the Company acquired all of the outstanding common stock of The Flooring Zone of Georgia, Inc (the "Georgia Company), a Georgia Corporation, in exchange for 38,125,000 shares of common stock of the Company of which 125,000 eventually were issued to a creditor to relieve $61,609 of debt.

         Also on May 13, 2003 the Company's board of directors adopted the Company's 2003 Stock Incentive Plan ("The Plan"). The Plan grants options to its key employees, officers, directors, consultants, advisors and sales representatives to purchase up to 500,000 shares of its $.001 par value restricted common stock at an exercise price of $1.25 per share. All of which shall fully vest upon the date of grant. As of December 31, 2003 45,000 options have been granted and no granted options are unexercised.

         On June 20, 2003 pursuant to receiving Notices of Stock Option exercise the Company issued 44,950 shares of its restricted Common Stock for $56,187.50 or $1.25 per share. The Company also accepted the Subscriptions and Investment Representation Letters from 14 investors and issued 37,700 shares of its restricted common stock at a price of $1.25 per share for a total of $47,125.

         On August 1, 2003 the Company accepted the Subscriptions and Investment Representation Letters from 16 investors and issued 76,400 shares of its restricted common stock at a price of $1.25 per share for a total of $95,500.

         In September 2003 the Company accepted the Subscriptions and Investment Representation Letters from 7 investors and issued 68,600 shares of its restricted common stock at a price of $1.25 per share for a total of $85,750. Of this, 10,000 shares were issued but payment of $12,500 was not received until February 2004. This amount has been recorded as a receivable from shareholder in these financial statements. The Company also received Notices of Stock Option exercise and issued 50 shares of its restricted Common Stock for $62.50 or $1.25 per share.

         The Company's preferred stock may be issued from time to time in one or more series. The Board of Directors are to establish by resolution(s) the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

Note 6 LINE OF CREDIT-RELATED PARTY

         During the year ended December 31, 2003 the Company obtained a line of credit with a shareholder of the Company for the purpose of meeting cash flow needs. The interest rate on the line of credit is 6%. As of December 31, 2003, the outstanding balance on this line was $124,000.

                             The Flooring Zone, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 2003

Note 7 LONG-TERM DEBT

         The following is a summary of the Company's indebtedness as of December 31, 2003:


         Note payable to a bank with interest at 6.00% due in
         monthly installments of $2,780.00 through August 2013,
         secured by property owned by the Company's president       $  244,341

         Note payable to a shareholder with interest at 10.00%
         due in monthly installments of $4,565.33 through October
         2008, unsecured                                               209,296

         Note payable to a bank with interest at 5.84% due in
         monthly installments of $610.94 through April 2006,
         secured by a vehicle                                           16,526

         Note payable to a bank with interest at 8.00% due in
         monthly installments of $633.42 through April 2005,
         secured by equipment                                            9,630

         Note payable to an individual with interest at 6%, due
         on demand, unsecured                                            6,000

                                                                    ----------
                                                    Total           $  485,793
                                                                    ==========

         Maturities of debt are as follows:


          Year Ending December 31:                           Amount
          ------------------------                           ------
                    2004                             $              74,331
                    2005                                            69,077
                    2006                                            68,020
                    2007                                            70,834
                 Thereafter                                        203,531
                                                     ---------------------
                                                     $             485,793
                                                     =====================

Note 8 LEASES

         The Company has entered into three operating leases with unrelated parties for its retail stores, warehouse and office facilities. The leases expire between 2007 and 2014. During the year ended December 31, 2003, and 2002 the Company paid lease payments in the amount of $198,220 and $131,260, respectively. In 2003 the Company also leased on a month to month basis additional office space totaling $14,400.

                             The Flooring Zone, Inc.
                          Notes to Financial Statements
                                December 31, 2003


Note 8 LEASES-[continued]

         The following is a schedule by years of future minimum lease payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2003:


                       Year ended                         Total
         ---------------------------------------     ---------------
         December 31, 2004                           $       186,790
         December 31, 2005                                   189,310
         December 31, 2006                                   194,578
         December 31, 2007                                   149,338
         December 31, 2008                                   152,170
                                                     ---------------
         Totals                                      $       872,186
                                                     ===============


Note 9 SUBSEQUENT EVENTS

         On February 14, 2004 the Company entered into a note payable agreement with one of its vendors in the amount of $155,070.11. This amount is included in the accounts payable section of these financial statements. Monthly payments are due in the amount of $12,922.51 with interest at 6.00% through February 2005.

         In April 2004 the Company accepted the Subscriptions and Investment Representation Letters from 3 investors and issued 76,000 shares of its restricted common stock at a price of $1.25 per share for a total of $95,000.

                             The Flooring Zone, Inc.


                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  June 30, 2004

                                     The Flooring Zone, Inc.
                              Condensed Consolidated Balance Sheet
                                          June 30, 2004
                                           (Unaudited)


                                             ASSETS

Current assets:
    Cash                                                                     $             74,133
    Accounts receivable, net                                                              119,195
    Inventory                                                                             479,684
    Prepaid expense                                                                         4,468
                                                                             --------------------
          Total current assets                                                            677,480

Property & equipment, net                                                                 281,960

Other assets:
     Intangible assets, net                                                                 3,927
     Deposits                                                                               1,563
                                                                             --------------------
          Total other assets                                                                5,490

                                                                             --------------------
TOTAL ASSETS                                                                 $            964,930
                                                                             ====================



                         See accompanying notes to financial statements

                                               44

                                     The Flooring Zone, Inc.
                        Condensed Consolidated Balance Sheet-[continued]
                                          June 30, 2004
                                           (Unaudited)

                              LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
    Accounts payable                                                         $            433,898
    Line of credit-related party                                                          198,144
    Customer deposits                                                                      36,775
    Accrued liabilities                                                                    19,536
    Current portion long-term debt                                                        212,305
                                                                             --------------------
          Total current liabilities                                                       900,658
                                                                             --------------------
Long-term liabilities:
    Note payable-related party                                                            192,012
    Long-term debt                                                                        361,551
    Current portion long-term debt                                                       (212,305)
                                                                             --------------------
          Total long-term liabilities                                                     341,258
                                                                             --------------------
              Total liabilities                                                         1,241,916
                                                                             --------------------
Stockholders' deficit:-Note 2
    Preferred Stock, 10,000,000 shares authorized $.001 par
       value: No shares issued and outstanding                                                  -
    Common stock, 100,000,000 shares authorized $.001 par
       value; 38,428,700 shares issued and outstanding                                     38,429
    Additional paid in capital                                                            403,805
    Accumulated deficit                                                                  (719,220)
                                                                             --------------------
          Total stockholders' deficit                                                    (276,986)
                                                                             --------------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                  $            964,930
                                                                             ====================



                         See accompanying notes to financial statements

                                               45

                                                     The Flooring Zone, Inc.
                                              Condensed Consolidated Statements of
                                      Operations For the three month and six month periods
                                                  ended June 30, 2004 and 2003
                                                           (Unaudited)


                                                     Three months ended June 30,               Six months ended June 30,

Revenues:                                          2004                  2003                  2004                  2003
                                             -----------------    ------------------    -------------------    -----------------
Sales                                        $         937,535    $          814,247    $         2,010,763    $       1,757,546
Licensing Fees                                               9                     -                  5,219                    -
                                             -----------------    ------------------    -------------------    -----------------
Net revenues                                           937,544               814,247              2,015,982            1,757,546
 Less cost of sales                                    624,338               569,441              1,227,026            1,203,165
                                             -----------------    ------------------    -------------------    -----------------
Gross profit                                           313,206               244,806                788,956              554,381
General and administrative expenses                    307,599               266,758                698,738              643,200
                                             -----------------    ------------------    -------------------    -----------------
    Net income (loss) from operations                    5,607               (21,952)                90,218              (88,819)

Other income (expense):
  Interest expense                                     (14,860)               (7,892)               (31,029)             (19,057)
       Total other income(expense)                     (14,860)               (7,892)               (31,029)             (19,057)
                                             -----------------    ------------------    -------------------    -----------------
Net income (loss) before taxes                          (9,253)              (29,844)                59,189             (107,876)
Income taxes                                                 -                     -                      -                    -
Net income (loss)                            $          (9,253)   $          (29,844)   $            59,189    $        (107,876)
                                             =================    ==================    ===================    =================

Income (loss) per share-basic and
  diluted                                    $           (0.01)   $            (0.01)   $              0.00    $           (0.01)
                                             =================    ==================    ===================    =================

Weighted average shares
  outstanding- basic and diluted                    38,416,034            38,086,882             38,384,436           37,620,341
                                             =================    ==================    ===================    =================



                                 See accompanying notes to financial statements

                                                       46

                                             The Flooring Zone, Inc.
                                 Condensed Consolidated Statements of Cash Flows
                             For the six month periods ended June 30, 2004 and 2003
                                                   (Unaudited)


                                                                                    6/30/2004                6/30/2003
                                                                                ------------------       ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                               $           59,189       $         (107,876)
Adjustments to reconcile net income (loss) to net cash used
 in operating activities:
  Depreciation and amortization                                                             18,278                   17,238
  Decrease (increase) in accounts receivable                                                (7,512)                  (9,278)
  Decrease (increase) in inventories                                                      (230,346)                  (3,208)
  Decrease (increase) in prepaid expenses                                                      703                     (115)
  Increase (decrease) in accounts payable                                                   51,185                   (7,965)
  Increase (decrease) in accrued liabilities                                                (8,776)                  (7,302)
  Increase (decrease) in customer deposits                                                (109,752)                  (3,211)
                                                                                ------------------       ------------------
      Net cash used in operating activities                                               (227,031)                (121,717)
                                                                                ------------------       ------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                                                        (3,265)                 (30,892)
  Purchase of intangible assets                                                                  -                        -
                                                                                ------------------       ------------------
      Net cash used in investing activities                                                 (3,265)                 (30,892)
                                                                                ------------------       ------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowing(payments) on line of credit-related party                                     74,144                  (20,645)
Net borrowing(payments) on long term debt                                                   67,771                  (45,684)
Proceeds from the issuance of common stock                                                 107,500                  227,209
                                                                                ------------------       ------------------
      Net cash provided by financing activities                                            249,415                  160,880
                                                                                ------------------       ------------------
                          NET INCREASE IN CASH                                              19,119                    8,271
CASH AT BEGINNING OF PERIOD                                                                 55,014                   47,674
                                                                                ------------------       ------------------
CASH AT END OF PERIOD                                                           $           74,133       $           55,945
                                                                                ==================       ==================

SUPPLEMENTAL DISCLOSURES
 Cash paid for interest                                                         $           31,029       $           19,057
 Cash paid for income taxes                                                                      -                        -



                                 See accompanying notes to financial statements

                                                       47

                             The Flooring Zone, Inc.
              Notes to Condensed Consolidated Financial Statements
                                  June 30, 2004


Note 1 ORGANIZATION AND INTERIM FINANCIAL STATEMENTS

         Organization - The Flooring Zone, Inc. (the "Company) is a corporation organized under the laws of the State of Nevada on May 5, 2003. The company's business operations provide for full-service retail floor covering products and services.

         Interim financial statements - The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles for complete financial statements generally accepted in the United States of America. There has not been any change in the significant accounting policies of The Flooring Zone, Inc. for the periods presented. It is suggested that these unaudited condensed consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report for the fiscal year ended December 31, 2003.


Note 2 COMMON STOCK

         In April 2004 the Company accepted the Subscriptions and Investment Representation Letters from 3 investors and issued 76,000 shares of its restricted common stock at a price of $1.25 per share for a total of $95,000.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.


--------------------------------------------------------------------------------
                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
--------------------------------------------------------------------------------


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

         (a) Section 78.751 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

                  1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                  3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

                  4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

                           (a) By the stockholders;

                           (b) By the board of directors by majority vote of a
                  quorum consisting of directors who were not parties to the act, suit or proceeding;

                           (c) If a majority vote of a quorum consisting of
                  directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

                           (d) If a quorum consisting of directors who were not
                  parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

                  5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

                  6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

                           (a) Does not exclude any other rights to which a
                  person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders of disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

                           (b) Continues for a person who has ceased to be a
                  director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

                  7. The registrant's Articles of Incorporation limit liability of its Officers and Directors to the full extent permitted by the Nevada Business Corporation Act.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated costs and expenses we will pay in connection with the offering described in this registration statement.

                                                                 Amount
         Expense                                                 Maximum
         -------                                                 -------

         SEC Registration Fees                               $    2,534.00
         Blue Sky fees and expenses                               5,000.00
         Printing and shipping expenses                          10,000.00
         Legal fees and expenses                                100,000.00
         Accounting fees and expenses                           100,000.00
         Transfer and miscellaneous expenses                      7,466.00
                                                             -------------
         Total                                               $  225,000.00
                                                             =============


                     RECENT SALES OF UNREGISTERED SECURITIES

         We have issued the following unregistered securities since our inception on May 5, 2003:

         On May 13, 2003, 38,125,000 restricted common shares were issued to our CEO and director, Jimmy Lee, and to our Secretary and director, Mike Carroll, pursuant to a Share Exchange Agreement in exchange for 98,000,000 common shares of The Flooring Zone of Georgia, Inc., a Georgia corporation, which shares were owned by Mr. Lee and Mr. Carroll. The shares were issued without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Section 4(2) of the Securities Act, and from similarly applicable state securities laws, rules and regulations exempting the offer and sale of these securities by available state exemptions. No general solicitation was made in connection with the offer or sale of these securities. The Company received no cash for these securities.

         In June 2003, under The Flooring Zone, Inc., 2003 Stock Incentive Plan we granted stock options to purchase up to an aggregate of 45,000 shares of our common stock to 26 of our employees and/or consultants. The options were granted without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Rule 701 of Regulation E of the Securities Act, and from similarly applicable state securities laws, rules and regulations exempting the offer and sale of these securities by available state exemptions. The Company received no cash for these securities.

         In June and September of 2003, 45,000 restricted common shares were issued to 26 employees and/or consultants pursuant to Notices of Exercise of stock options granted. The shares were issued without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Rule 701 of Regulation E of the Securities Act, and from similarly applicable state securities laws, rules and regulations exempting the offer and sale of these securities by available state

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

exemptions. No general solicitation was made in connection with the offer or sale of these securities. The Company received $56,250 cash for these securities.

         From June through September of 2003, 182,700 restricted common shares were issued pursuant to subscription agreements received from 34 individuals. The shares were issued without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Rule 504 of Regulation D of the Securities Act, and from similarly applicable state securities laws, rules and regulations exempting the offer and sale of these securities by available state exemptions. No general solicitation was made in connection with the offer or sale of these securities. The Company received $228,375 cash for these securities.

         In April of 2004, 76,000 restricted common shares were issued pursuant to subscription agreements received from three accredited investors. The shares were issued without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Rule 506 of Regulation D of the Securities Act, and from similarly applicable state securities laws, rules and regulations exempting the offer and sale of these securities by available state exemptions. No general solicitation was made in connection with the offer or sale of these securities. The Company received $95,000 cash for these securities.


                                  EXHIBIT INDEX

SEC
Reference     Exhibit No.   Document                            Location
---------     -----------   --------                            --------

3             3.01          Articles of Incorporation           Attached

3             3.02          Bylaws                              Attached

4             4.01          The Flooring Zone, Inc.             Attached
                            2003 Stock Incentive Plan

5             5.01          Opinion on Legality                 Attached

23            23.01         Consent of Independent Auditors     Attached

23            23.02         Consent of Attorney                 See Exhibit 5.01

99            99.01         Specimen Subscription Agreement     Attached


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

                                  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of The Flooring Zone, Inc. pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of The Flooring Zone, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         We hereby undertake to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 242(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

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

                                   SIGNATURES

         The issuer has duly caused this SB-2 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brunswick, State of Georgia, on September 23, 2004.

                                                  THE FLOORING ZONE, INC.


                                                  By: /s/ Jimmy Lee
                                                     ---------------------------
                                                     Jimmy Lee, President


         This SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Title                                      Date

/s/ Jimmy Lee
-----------------------------                       September 23, 2004
Jimmy Lee
CEO, President & Director


/s/ Michael Carroll
-----------------------------                       September 23, 2004
Michael Carroll
Secretary & Director

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